EXHIBIT 5(B)

                 MENTOR VARIABLE INVESTMENT PORTFOLIOS

                          MANAGEMENT CONTRACT

         This Management Contract dated as of February, 1998 between MENTOR VARIABLE INVESTMENT PORTFOLIOS, a Massachusetts business trust (the "Trust"), and MENTOR INVESTMENT ADVISORS, LLC, a Virginia limited liability company (the "Manager").

         WITNESSETH:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.  SERVICES TO BE RENDERED BY THE MANAGER TO TRUST.

         (a) The Manager, at its expense, will furnish continuously an investment program for certain series of the Trust identified on Exhibit A attached hereto and made a part hereof (each such series shall be referred to herein as the "Portfolio"), will determine what investments shall be purchased, held, sold, or exchanged by the Portfolio and what portion, if any, of the assets of the Portfolio shall be held uninvested and shall make changes in the Portfolio's investments. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Portfolio and the Portfolio's stated investment objectives, policies, and restrictions, and will use its best efforts to safeguard and promote the welfare of the Portfolio and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

         (b) The Manager, at its expense, except as such expense is paid by the Portfolio as provided in Section 1(e), will furnish all necessary investment and related management facilities, including salaries of personnel, required for it to execute its duties faithfully. The Manager will pay the compensation, if any, of certain officers of the Trust carrying out the investment management and related duties provided for by this Agreement.

         (c) The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for the Portfolio's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall give primary consideration to securing for the Portfolio the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In doing so, the Manager, bearing in mind the Portfolio's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction



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taking into account market prices and trends,  the reputation,  experience,  and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Portfolio and to other clients of the Manager as to which the Manager exercises investment discretion.

         (d) The Trust, on behalf of the Portfolio, hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Portfolio which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Portfolio hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

         (e) The Manager shall not be obligated to pay any expenses of or for the Portfolio not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

2.  OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers, and employees of the Trust may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Portfolio. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service, or other agreements with other organizations and persons, and may have other interests and business.

3.  COMPENSATION TO BE PAID TO THE MANAGER.

         As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants retained by the Manager, the Portfolio shall pay the Manager, as promptly as possible after the last day of each month, a fee, calculated daily, at the annual rate of the Portfolio's average daily net assets set forth on Exhibit A opposite the name of the Portfolio. The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Manager for all services prior




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to that date.  If this  Agreement is  terminated  as of any date that is not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Portfolio in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Portfolio shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Trustees. Each such payment shall be accompanied by a report of the Trust prepared either by the Trust or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof.

4.    ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS
AGREEMENT.

         This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Agreement shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Portfolio, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager.

5. EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution and shall remain in full force and effect continuously thereafter for a period of two years from the date hereof (unless terminated automatically as set forth in Section 4), and shall continue for successive one-year periods thereafter, if approved in accordance with Section 6, until terminated by either party hereto at any time by not more than sixty days nor less than thirty days written notice delivered or mailed by registered mail, postage prepaid, to the other party. Such action by the Trust with respect to termination may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the affected Portfolio.

         Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6.  ANNUAL APPROVAL.

         For additional terms after the initial term of this Contract, this Contract shall be submitted for approval to the Trustees annually and shall continue in effect only so long as specifically approved annually by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval.





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7.  CERTAIN DEFINITIONS.

         For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" of the Portfolio means the affirmative vote, at a duly called and held meeting of such shareholders, (a) of the holders of 67% or more of the shares of the Portfolio present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Portfolio entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Portfolio entitled to vote at such meeting, whichever is less.

         For the purposes of this Agreement, the terms "affiliated person", "control", "interested person," and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

8.  NON-LIABILITY OF MANAGER.

         In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder.

9.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any Portfolio of the Trust but are binding only upon the assets and property of the relevant Portfolio of the Trust.





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         IN WITNESS WHEREOF,  MENTOR VARIABLE  INVESTMENT  PORTFOLIOS and MENTOR
INVESTMENT ADVISORS, LLC, have each caused this instrument to be signed on its behalf by its President or Vice President thereunto duly authorized, all as of the day and year first above written.

                                    MENTOR VARIABLE INVESTMENT PORTFOLIOS


                                    By:_____________________________________
                                       Title:

                                    MENTOR INVESTMENT ADVISORS, LLC


                                    By:______________________________________
                                       Title:




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                                                                     EXHIBIT A


                                                   Annual Management Fee
                                                   Rate (as a percentage of
                Name of Portfolio                  average daily net assets)
Mentor VIP Balanced Portfolio                                      0.75%
Mentor VIP Capital Growth Portfolio                                0.80%
Mentor VIP Growth Portfolio                                        0.70%
Mentor VIP Strategy Portfolio                                      0.85%